Exhibit 99
                                                                      ----------


                              Uwharrie Capital Corp
                                  News Release
                                 August 4, 1999


From: Tamara M. Singletary, Uwharrie Capital Corp, (704) 982-4415

Re:   Uwharrie Capital Corp and Anson Bancorp, Inc. Form Partnership

------------------------------------------------------------------------------

      Albemarle, North Carolina - Uwharrie Capital Corp, bank holding company of Bank of Stanly, and Anson Bancorp, Inc., parent company of Anson Savings Bank, Inc., of Wadesboro, North Carolina, jointly announce today that they have signed a definitive agreement providing for Anson Savings Bank to become a wholly-owned subsidiary of Uwharrie Capital Corp. This announcement was made by Cindy Beane, Chairwoman of Uwharrie Capital Corp and Preston Burns, Chairman of Anson Bancorp, Inc.

      Roger Dick, President of Uwharrie Capital Corp commented, "Partnering with Anson Savings Bank allows us to expand within the nine-county Uwharrie Lakes Region, consistent with our vision. After completing a $4.7 million common stock offering on March 31, 1999, our Board of Directors fees this is an opportunity to enhance the economic well-being of our region by reinvesting capital into our communities to help start new businesses, build new homes and provide new jobs. This partnership with our neighbors in Anson County is a continuation of our company's mission to help build a sustainable, economic future for the Uwharrie Lakes Region."

      "This 110-year old institution, founded by the people of Anson County in 1889, has been built upon strong community values, pride and service to its citizens. We believe our missions and our values are compatible. Building our company with partners like Anson Savings Bank only strengthens our commitment to our mission while creating value for our shareholders," added Cindy Beane, Uwharrie Capital Corp Chairwoman.

      Anson Bancorp Chairman Preston Burns commented, "Our joining with Uwharrie Capital Corp allows us to offer both competitive banking services and investment services which will help grow our community. Continuing hometown, professional service to our friends in Anson County was most important in our decision to enter into this transaction. We believe this transaction is in the best interest of our community, our customers and our shareholders."

      Anson Bancorp and Anson Savings Bank, on a consolidated basis, have total assets of approximately $25 million, loans of approximately $12.1 million, deposits of approximately $15.2 million and $9.5 million in shareholders' equity at June 30, 1999, and operate one office in Wadesboro, North Carolina.

      Under the terms of the agreement, Uwharrie Capital Corp will acquire all of the 585,124 issued and outstanding shares of the common stock of Anson Bancorp, Inc. for cash at a price of $17.30 per share. The transaction is expected to be completed by year-end 1999 subject to approval by Anson Bancorp's shareholders and federal and state banking regulators.

      Uwharrie Capital Corp is a $168 million bank holding company headquartered in Albemarle, North Carolina. It operates Bank of Stanly, with five offices in Stanly County, and Strategic Alliance, its investment management company. It also owns 50% of a technology and data processing services company, Corporate Data Services, Inc., which provides services to Bank of Stanly and other community banks.